Exhibit 4.2

EXECUTION COPY

BANC OF AMERICA SECURITIES LLC

$75,000,000 AGGREGATE PRINCIPAL AMOUNT

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

3.50% CONVERTIBLE SENIOR DEBENTURES

DUE 2024

Resale Registration Rights Agreement

dated July 6, 2004

RESALE REGISTRATION RIGHTS AGREEMENT, dated as of July 6, 2004, between Allscripts Healthcare Solutions, Inc., a Delaware corporation (together with any successor entity, the “Company”) and Banc of America Securities LLC, as representative of the several initial purchasers (the “Initial Purchasers”) under the Purchase Agreement (as defined below).

Pursuant to the Purchase Agreement, dated as of June 29, 2004, between the Company and Banc of America Securities LLC, as representative of the Initial Purchasers (the “Purchase Agreement”), the Initial Purchasers have agreed to purchase from the Company $75,000,000 ($82,500,000 if the Initial Purchasers exercise their option in full) in aggregate principal amount of the Company’s 3.50% Convertible Senior Debentures due 2024 (the “Debentures”). The Debentures will be convertible into fully paid, nonassessable shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), cash or a combination of shares of Common Stock and cash, at the Company’s option. The Debentures will be convertible on the terms, and subject to the conditions, set forth in the Indenture (as defined herein). To induce the Initial Purchasers to purchase the Debentures, the Company has agreed to provide the registration rights set forth in this Agreement pursuant to Section 5(g) of the Purchase Agreement.

The parties hereby agree as follows:

1. Definitions. Capitalized terms used in this Agreement without definition shall have their respective meanings set forth in the Purchase Agreement. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Affiliate” of any specified Person means any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Resale Registration Rights Agreement, as amended from time to time in accordance with the terms hereof.

“Amended Effectiveness Deadline Date” has the meaning set forth in Section 2(e) hereof.

“Business Day” has the meaning set forth in the Indenture.

“Commission” means the Securities and Exchange Commission.

“Common Stock” has the meaning set forth in the preamble hereto.

“Company” has the meaning set forth in the preamble hereto.

“Debentures” has the meaning set forth in the preamble hereto.

“Effectiveness Period” has the meaning set forth in Section 2(a)(iii) hereof.

“Effectiveness Target Date” has the meaning set forth in Section 2(a)(ii) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means a Person who owns, beneficially or otherwise, Transfer Restricted Securities.

“Indemnified Holder” has the meaning set forth in Section 6(a) hereof.

“Indenture” means the Indenture, dated as of July 6, 2004 between the Company and LaSalle Bank, N.A., as trustee, pursuant to which the Debentures are to be issued, as such Indenture is amended, modified or supplemented from time to time in accordance with the terms thereof.

“Initial Purchasers” has the meaning set forth in the preamble hereto.

“Liquidated Damages” has the meaning set forth in Section 3(b) hereof.

“Liquidated Damages Payment Date” means each July 15th and January 15th.

“Majority of Holders” means Holders holding over 50% of the aggregate principal amount of Debentures outstanding; provided that, for the purpose of this definition, a Holder of shares of Common Stock that constitute Transfer Restricted Securities shall be deemed to hold an aggregate principal amount of Debentures (in addition to the principal amount of Debentures held by such Holder) equal to the product of (A) the quotient of (x) the number of such shares of Common Stock held by such Holder and (y) the conversion rate (as expressed in the number of shares of Common Stock issuable per $1,000 principal amount of Debentures) in effect at the time of the conversion of Debentures into such shares of Common Stock as determined in accordance with the Indenture and (B) $1,000.

“NASD” means the National Association of Securities Dealers, Inc.

“Notice and Questionnaire” means a written notice executed by a Holder and delivered to the Company containing substantially the information called for by the Selling Securityholder Notice and Questionnaire attached as Annex A to the Offering Memorandum of the Company dated June 29, 2004 relating to the Debentures.

“Notice Holder” means on any date, any Holder that has delivered a Notice and Questionnaire to the Company on or prior to such date.

“Person” means an individual, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, trust, joint venture or a government or agency or political subdivision thereof.

“Purchase Agreement” has the meaning set forth in the preamble hereto.

“Prospectus” means the prospectus included in a Shelf Registration Statement, as amended or supplemented by all prospectus supplements and by all amendments thereto, including post-effective amendments, and all material incorporated by reference into such prospectus.

“Record Holder” means with respect to any Liquidated Damages Payment Date, each Person who is a Holder on the 15th day preceding the relevant Liquidated Damages Payment Date, including a Holder that owns shares of Common Stock which constitute Transfer Restricted Securities on the 15th day preceding the relevant Liquidated Damages Payment Date.

“Registration Default” has the meaning set forth in Section 3(a) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Filing Deadline” has the meaning set forth in Section 2(a)(i) hereof.

“Shelf Registration Statement” has the meaning set forth in Section 2(a)(i) hereof.

“Subsequent Shelf Registration Statement” has the meaning set forth in Section 2(c) hereof.

“Suspension Notice” has the meaning set forth in Section 4(c) hereof.

“Suspension Period” has the meaning set forth in Section 4(b)(i) hereof.

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder, in each case, as in effect on the date the Indenture is qualified under the TIA.

“Transfer Restricted Securities” means each Debenture and each share of Common Stock issued upon conversion of any Debenture until the earliest of:

(i) the date on which such Debenture or such share of Common Stock issued upon conversion has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement;

(ii) the date on which such Debenture or such share of Common Stock issued upon conversion is transferred in compliance with Rule 144 under the Securities Act (or any similar provision then in effect) or may be sold or transferred by a Person who is not an affiliate of the Company pursuant to Rule 144(k) under the Securities Act (or any other similar provision then in effect); or

(iii) the date on which such Debenture or such share of Common Stock issued upon conversion ceases to be outstanding (whether as a result of redemption, repurchase and cancellation, conversion or otherwise).

“Trustee” means LaSalle Bank, N.A., the trustee under the Indenture, and its permitted successors and assigns.

“Underwritten Registration” means a registration in which Debentures of the Company are sold to an underwriter for reoffering to the public.

Unless the context otherwise requires, the definitions set forth in this Section 1 shall be equally applicable to both the singular and plural forms.

2. Shelf Registration.

(a) The Company shall:

(i) not later than 120 days after the date hereof (the “Shelf Filing Deadline”), cause to be filed a registration statement pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”), which Shelf Registration Statement shall provide for resales of all Transfer Restricted Securities held by Holders that have provided the information required pursuant to the terms of Section 2(b) hereof;

(ii) use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the Commission not later than 210 days after the date hereof (the “Effectiveness Target Date”); and

(iii) use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended as required by the provisions of Section 4(b) hereof to the extent necessary to ensure that (A) it is available for resales by the Holders entitled to the benefit of this Agreement and (B) it conforms with the requirements of this Agreement and the Securities Act and the rules and regulations of the Commission promulgated thereunder as announced from time to time, for a period (the “Effectiveness Period”) until the earliest of:

(1) the second anniversary of the last date of original issuance of any of the Debentures;

(2) the date on which Holders that are not affiliates of the Company (as defined in Rule 144 under the Securities Act) are able to sell all Transfer Restricted Securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; or

(3) the date on which all of the Transfer Restricted Securities are sold pursuant to the Shelf Registration Statement or pursuant to Rule 144 under the Securities Act or any similar provision then in effect.

(b) At the time the Shelf Registration Statement is declared effective, each Holder that became a Notice Holder on or prior to the date five (5) Business Days prior to such time of effectiveness shall be named as a selling securityholder in the Shelf Registration Statement and the related Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of Transfer Restricted Securities in accordance with applicable law. None of the Company’s securityholders (other than Holders that have complied with the provisions of this Agreement) shall have the right to include any of the Company’s securities in the Shelf Registration Statement.

(c) If the Shelf Registration Statement or any Subsequent Shelf Registration Statement ceases to be effective for any reason at any time during the Effectiveness Period (other than because all Transfer Restricted Securities registered thereunder shall have been resold pursuant thereto or shall have otherwise ceased to be Transfer Restricted Securities), the Company shall use its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within thirty (30) days of such cessation of effectiveness amend the Shelf Registration Statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional Shelf Registration Statement covering all of the securities that as of the date of such filing are Transfer Restricted Securities ( a “Subsequent Shelf Registration Statement”). If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to cause the Subsequent Shelf Registration Statement to become effective as promptly as is practicable after such filing and to keep such Subsequent Shelf Registration Statement continuously effective until the end of the Effectiveness Period.

(d) The Company shall supplement and amend the Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement, if required by the Securities Act or as reasonably requested in writing by the Initial Purchasers or by the Trustee on behalf of the Holders covered by such Shelf Registration Statement.

(e) Each Holder agrees that if such Holder wishes to sell Transfer Restricted Securities pursuant to the Shelf Registration Statement and related Prospectus, it will do so only in accordance with this Section 2(e) and Section 4. From and after the date the Shelf Registration Statement is declared effective the Company shall, as promptly as practicable after the date a Notice and Questionnaire is received by the Company, and in any event upon the later of (x) thirty (30) Business Days after such date or (y) thirty (30) Business Days after the expiration of any Suspension Period in effect when the Notice and Questionnaire is delivered or put into effect within thirty (30) Business Days of such delivery date:

(i) if required by applicable law, file with the SEC a post-effective amendment to the Shelf Registration Statement or prepare and, if required by applicable law, file a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that the Holder delivering such Notice and Questionnaire is named as a selling securityholder in the Shelf Registration Statement and the related Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of the Transfer Restricted Securities in accordance with applicable law and, if the Company shall file a post-effective amendment to the Shelf Registration Statement, use its commercially reasonable efforts to cause such post-effective amendment to be declared effective under the Securities Act as promptly as is practicable, but in any event by the date (the “Amendment Effectiveness Deadline Date”) that is forty-five (45) days after the date such post effective amendment is required by this clause to be filed;

(ii) upon its request, provide such Holder copies of any documents filed pursuant to Section 2(e)(i) hereof; and

(iii) notify such Holder as promptly as practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 2(e)(i) hereof;

provided that if such Notice and Questionnaire is delivered during a Suspension Period or a Suspension Period begins within thirty (30) Business Days after the delivery of such Notice and Questionnaire, the Company shall so inform the Holder delivering such Notice and Questionnaire and shall take the actions set forth in clauses (i), (ii) and (iii) above within thirty (30) Business Days after the expiration of the Suspension Period in accordance with Section 4(b); and provided, further, that the Company shall not be required to file more than one amendment to the Shelf Registration Statement or supplement to the Prospectus pursuant to this Section 2(e) to name additional Holders in any two calendar month period, and to the extent a completed Notice and Questionnaire is received by the Company from a Holder in any two-month period in which the Company has already filed such an amendment or supplement, the Company shall not be required to file an amendment or supplement to name additional Holders in respect of such Holder until the later of (x) the first Business Day in the following two-month period and (y) within ten (10) Business Days after receipt of the Holder’s completed Notice and Questionnaire. Notwithstanding anything contained herein to the contrary, (i) the Company shall be under no obligation to name any Holder that is not a Notice Holder as a selling securityholder in any Registration Statement or related Prospectus and (ii) the Amendment Effectiveness Deadline Date shall be extended by up to ten (10) Business Days from the expiration of a Suspension Period (and the Company shall incur no obligation to pay Liquidated Damages during such extension) if such Suspension Period shall be in effect on the Amendment Effectiveness Deadline Date.

3. Liquidated Damages.

(a) Each event referred to in the following clauses (i) through (iv) is a “Registration Default”:

(i) the Shelf Registration Statement is not filed with the Commission prior to or on the Shelf Filing Deadline;

(ii) the Shelf Registration Statement has not been declared effective by the Commission prior to or on the Effectiveness Target Date;

(iii) except as provided in Section 4(b)(i) hereof, the Shelf Registration Statement is filed and declared effective but, during the Effectiveness Period, shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within ten (10) Business Days (or, if any Suspension Period is then in effect, the fifth Business Day following the expiration of such Suspension Period) by a post-effective amendment to the Shelf Registration Statement, a supplement to the Prospectus or a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that cures such failure and, in the case of a post-effective amendment, is itself immediately declared effective; or

(iv) (A) prior to or on the 45th or 60th day, as the case may be, of any Suspension Period, such suspension has not been terminated or (B) the Suspension Periods exceed an aggregate of 120 days in any 360-day period.

For purposes of this Agreement, each Registration Default set forth above shall begin and be cured on the dates set forth in the table below:

Type of Registration Default by Clause	Beginning Date	Cure Date
(i)	Shelf Filing Deadline	the date on which the Shelf Registration Statement is filed

(ii)	Effectiveness Target Date	the date on which the Shelf Registration Statement is declared effective by the Commission

(iii)	the date that is ten (10) Business Days following the date that the Shelf Registration Statement ceases to be effective or fails to be usable for its intended purpose	the date on which any post-effective amendment is declared effective by the Commission or any supplement to the Prospectus or report is filed that makes the Shelf Registration Statement usable

(iv)	the date on which a Suspension Period, or the aggregate duration of Suspension Periods in any period, exceeds the permitted number of days	the date on which the applicable Suspension Period is terminated

(b) If a Registration Default occurs

(A) in respect of the Debentures, to each Holder of Debentures, other than a Registration Default relating to a failure to file or have an effective Shelf Registration Statement with respect to shares of Common Stock issuable upon conversion of the Debentures that are Transfer Restricted Securities, the Company hereby agrees to pay interest (“Liquidated Damages”) with respect to the Debentures that are Transfer Restricted Securities from and including the day following the beginning of the Registration Default to but excluding the earlier of (1) the day on which the Registration Default has been cured and (2) the date the Shelf Registration Statement is no longer required to be kept effective, accruing at a rate (x) with respect to the first 90-day period during which a Registration Default shall have occurred and be continuing, equal to 0.25% per annum of the aggregate principal amount of the Debentures that are Transfer Restricted Securities, and (y) with respect to the period commencing on the 91st day following the day the Registration Default shall have occurred and be continuing, equal to 0.50% per annum of the aggregate principal amount of the Debentures that are Transfer Restricted Securities; provided that in no event shall Liquidated Damages accrue at a rate per year exceeding 0.50% of the aggregate principal amount of the Debentures that are Transfer Restricted Securities; and

(B) in respect of any shares of Common Stock, to each Holder of shares of Common Stock issued upon conversion of the Debentures, no Liquidated Damages on such Common Stock will be payable, but the Holder of such shares of Common Stock shall be entitled to receive additional Common Stock upon conversion (except to the extent that the Company elects to deliver cash upon conversion).

Notwithstanding the provisions in this Section 3(b), if any Liquidated Damages are payable as a result of the Company’s failure to add the name of a Holder as a selling securityholder in the Shelf Registration Statement and the related Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of the Transfer Restricted Securities and if such failure shall have not resulted in a Registration Default with respect to the other Holders, only such Holder that was not named as a selling securityholder shall be entitled to receive such Liquidated Damages.

(c) All accrued Liquidated Damages shall be paid in arrears to Record Holders by the Company on each Liquidated Damages Payment Date. Upon the cure of all Registration Defaults relating to any particular Debenture or share of Common Stock, the accrual of Liquidated Damages with respect to such Debenture or share of Common Stock will cease.

(d) All obligations of the Company set forth in this Section 3 that are outstanding with respect to any Transfer Restricted Security at the time such security ceases to be a Transfer Restricted Security shall survive until such time as all such obligations with respect to such Transfer Restricted Security shall have been satisfied in full.

The parties hereto agree that the Liquidated Damages provided for in this Section 3 constitute a reasonable estimate of the damages that may be incurred by Holders by reason of any Registration Default. The Liquidated Damages set forth above shall be the exclusive monetary remedy available to the Holders for each Registration Default.

4. Registration Procedures.

(a) In connection with the Shelf Registration Statement, the Company shall comply with all the provisions of Section 4(b) hereof and shall use its commercially reasonable efforts to effect such registration to permit the sale of the Transfer Restricted Securities, and pursuant thereto, shall as promptly as is practicable but no later than the Shelf Filing Deadline prepare and file with the Commission a Shelf Registration Statement relating to the registration on any appropriate form under the Securities Act.

(b) In connection with the Shelf Registration Statement and any Prospectus required by this Agreement to permit the sale or resale of Transfer Restricted Securities, the Company shall:

(i) Subject to any notice by the Company in accordance with Section 4(b) hereof of the existence of any fact or event of the kind described in Section 4(b)(iii)(D) hereof, use its commercially reasonable efforts to keep the Shelf Registration Statement continuously effective during the Effectiveness Period; upon the occurrence of any event that would cause the Shelf Registration Statement, any amendment thereto, any document incorporated by reference therein or the Prospectus contained therein (A) to contain a material misstatement or omission or (B) not to be effective and usable for resale of Transfer Restricted Securities during the Effectiveness Period, the Company shall file as promptly as is practicable an appropriate amendment to the Shelf Registration Statement, a supplement to the Prospectus or a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), use its commercially reasonable efforts to cause such amendment to be declared effective and the Shelf Registration Statement and the related Prospectus to become usable for their intended purposes as soon as practicable thereafter. Notwithstanding the foregoing, the Company may suspend the effectiveness of the Shelf Registration Statement by written notice to the Holders for a period not to exceed an aggregate of 45 days in any 90-day period (each such period, a “Suspension Period”) if:

(x) an event occurs and is continuing as a result of which the Shelf Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein would, in the Company’s judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

(y) the Company determines in good faith that the disclosure of such event at such time would be seriously detrimental to the Company and its subsidiaries;

provided that, in the event the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which the Company determines in good faith would be reasonably likely to impede the Company’s ability to consummate such transaction, the Company may extend a Suspension Period from 45 days to 60 days; provided, however, that Suspension Periods shall not exceed an aggregate of 120 days in any 360-day period. The Company shall not be required to specify in the written notice to the Holders the nature of the event giving rise to the Suspension Period.

(ii) Prepare and file with the Commission such amendments and post-effective amendments to the Shelf Registration Statement as may be necessary to keep the Shelf Registration Statement effective during the Effectiveness Period; cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to comply fully with the applicable provisions of Rules 424 and 430A under the Securities Act in a timely manner; and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all Debentures covered by the Shelf Registration Statement during the Effectiveness Period in accordance with the intended method or methods of distribution by the sellers thereof set forth in the Shelf Registration Statement or supplement to the Prospectus.

(iii) Advise the selling Holders as promptly as is practicable and, if requested in writing by such selling Holders, to confirm such advice in writing, except as provided in clause (D) below:

(A) when the Prospectus or any Prospectus supplement or post-effective amendment has been filed,

and, with respect to the Shelf Registration Statement or any post-effective amendment thereto, when the same has become effective,

(B) of any request by the Commission for amendments to the Shelf Registration Statement or amendments or supplements to the Prospectus or for additional information relating thereto,

(C) of the issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement under the Securities Act or of the suspension by any state securities commission or other regulatory authority of the qualification or exemption from qualification of the Transfer Restricted Securities for offering or sale under the securities or “blue sky” laws in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes, or

(D) of the existence of any fact or the happening of any event, during the Effectiveness Period, that makes any statement of a material fact made in the Shelf Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Shelf Registration Statement or the Prospectus in order to make the statements therein not misleading.

If at any time the Commission shall issue any stop order suspending the effectiveness of the Shelf Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Transfer Restricted Securities under state securities or “blue sky” laws, the Company shall use its commercially reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time and will provide to each Holder who is named in the Shelf Registration Statement prompt notice of the withdrawal of any such order.

(iv) If requested in writing in connection with a disposition of Transfer Restricted Securities, make available at reasonable times for inspection by one or more representatives of the selling Holders, designated in writing by a Majority of Holders whose Transfer Restricted Securities are included in the Shelf Registration Statement, and any attorney or accountant retained by such selling Holders, all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary to enable them to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act, and cause the Company’s officers, directors, managers and employees to supply all information reasonably requested by any such representative or representatives of the selling Holders, attorney or accountant in connection therewith; provided, however, that the Company shall have no obligation to deliver information to any selling Holder or representative pursuant to this Section 4(b)(iv) unless such selling Holder or representative shall have executed and delivered a confidentiality agreement in a form acceptable to the Company relating to such information.

(v) If requested in writing by any selling Holder, promptly incorporate within the applicable time period set forth in Section 2(e) in the Shelf Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as such selling Holder may reasonably request to have included therein, including, without limitation, information relating to the plan of distribution of the Transfer Restricted Securities.

(vi) Furnish to each selling Holder upon its written request, without charge, at least one copy of the Shelf Registration Statement, as first filed with the Commission, and of each amendment thereto (and any documents incorporated by reference therein or exhibits thereto (or exhibits incorporated in such exhibits by reference) as such selling Holder may reasonably request).

(vii) Deliver to each selling Holder, without charge, as many copies of the Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto as such selling Holder reasonably may request in writing; subject to any notice by the Company in accordance with this Section 4(b) of the existence of any fact or event of the kind described in Section 4(b)(iii)(D) hereof, the Company hereby consents to the use of the Prospectus and any amendment or supplement thereto by each of the selling Holders in connection with the offering and the sale of the Transfer Restricted Securities covered by the Prospectus or any amendment or supplement thereto.

(viii) Before any public offering of Transfer Restricted Securities, cooperate with the selling Holders and their counsel in connection with the registration and qualification of the Transfer Restricted Securities under the securities or “blue sky” laws of such jurisdictions in the United States as the selling Holders may reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the Transfer Restricted Securities covered by the Shelf Registration Statement; provided, however, that the Company shall not be required (A) to register or qualify as a foreign corporation or a dealer of securities where it is not now so qualified or to take any action that would subject it to the service of process in any jurisdiction where it is not now so subject or (B) to subject itself to general or unlimited service of process or to taxation in any such jurisdiction if it is not now so subject.

(ix) Cooperate with the selling Holders to facilitate the timely preparation and delivery of certificates representing Transfer Restricted Securities to be sold pursuant to the Shelf Registration Statement and not bearing any restrictive legends (unless required by applicable securities laws); and enable such Transfer Restricted Securities to be in such denominations and registered in such names as the Holders may request in writing at least two Business Days before any sale of Transfer Restricted Securities.

(x) Use its commercially reasonable efforts to cause the Transfer Restricted Securities covered by the Shelf Registration Statement to be registered with or approved by such other U.S. governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Transfer Restricted Securities.

(xi) Subject to Section 4(b)(i) hereof, if any fact or event contemplated by Section 4(b)(iii)(D) hereof shall exist or have occurred, use its commercially reasonable efforts to prepare and file a supplement or post-effective amendment to the Shelf Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of Transfer Restricted Securities, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

(xii) Provide CUSIP numbers for all Transfer Restricted Securities not later than the effective date of the Shelf Registration Statement and provide the Trustee with certificates for the Debentures that are in a form eligible for deposit with The Depository Trust Company.

(xiii) Cooperate and assist in any filings required to be made with the NASD and in the performance of any due diligence investigation by any underwriter that is required to be retained in accordance with the rules and regulations of the NASD.

(xiv) Otherwise use its commercially reasonable efforts to comply in all material respects with all applicable rules and regulations of the Commission and all reporting requirements under the rules and regulations of the Exchange Act.

(xv) Cause the Indenture to be qualified under the TIA not later than the effective date of the Shelf Registration Statement, and, in connection therewith, cooperate with the Trustee and the Holders of Debentures to effect such changes to the Indenture as may be required for such Indenture to be so qualified in accordance with the terms of the TIA; and execute and use its commercially reasonable efforts to cause the Trustee thereunder to execute all documents that may be required to effect such changes and all other forms and documents required to be filed with the Commission to enable such Indenture to be so qualified in a timely manner.

(xvi) Cause all Common Stock covered by the Shelf Registration Statement to be listed or quoted, as the case may be, on each securities exchange or automated quotation system on which Common Stock is then listed or quoted.

(xvii) Provide to each Holder upon written request each document filed by the Company with the Commission pursuant to the requirements of Section 13 or Section 15 of the Exchange Act after the effective date of the Shelf Registration Statement, unless such document is available through the Commission’s EDGAR system.

(xviii) Subject to Section 4(b)(i) hereof, take all other actions that are reasonably necessary in order to expedite or facilitate the disposition of Transfer Restricted Securities in accordance with the terms and conditions of this Agreement.

(c) Each Holder agrees by acquisition of a Transfer Restricted Security that, upon receipt of any notice (a “Suspension Notice”) from the Company of the existence of any fact of the kind described in Section 4(b)(iii)(D) hereof, such Holder will forthwith discontinue disposition of Transfer Restricted Securities pursuant to the Shelf Registration Statement until:

(i) such Holder has received copies of the supplemented or amended Prospectus contemplated by Section 4(b)(xi) hereof; or

(ii) such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus (unless such filings are made pursuant to the requirements of Section 13 or Section 15 of the Exchange Act and are available through the Commission’s EDGAR system).

If so directed by the Company, each Holder will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Transfer Restricted Securities that was current at the time of receipt of such Suspension Notice.

(d) Each Holder agrees by acquisition of a Transfer Restricted Security that no Holder shall be entitled to sell any of such Transfer Restricted Securities pursuant to the Shelf Registration Statement, or to receive a copy of the Prospectus relating thereto, unless such Holder has furnished the Company with a completed Notice and Questionnaire as required pursuant to Section 2(b) or 2(e), as the case may be, hereof (including the information required to be included in such Notice and Questionnaire) and the information set forth in the next sentence. Each Notice Holder agrees promptly to furnish to the Company in writing all information required to be disclosed in order to make the information previously furnished to the Company by such Notice Holder not misleading and any other information regarding such Notice Holder and the distribution of such Transfer Restricted Securities as the Company may from time to time reasonably request in writing. Any sale of any Transfer Restricted Securities by any Holder shall constitute a representation and warranty by such Holder that the information relating to such Holder and its plan of distribution is as set forth in the Prospectus delivered by such Holder in connection with such disposition, that such Prospectus does not as of the time of such sale contain any untrue statement of a material fact relating to or provided by such Holder or relating to its plan of distribution and that such Prospectus does not as of the time of such sale omit to state any material fact relating to or provided by such Holder or relating to its plan of distribution necessary to make the statements in such Prospectus, in the light of the circumstances under which they were made, not misleading.

5. Registration Expenses.

All expenses incident to the Company’s performance of or compliance with this Agreement shall be borne by the Company regardless of whether the Shelf Registration Statement becomes effective, including, without limitation:

(i) all registration and filing fees and expenses (including filings made with the NASD);

(ii) all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

(iii) all expenses of printing (including printing of the Prospectus and certificates for the shares of Common Stock to be issued upon conversion of the Debentures) and the Company’s expenses for messenger and delivery services and telephone;

(iv) all fees and disbursements of counsel to the Company;

(v) all application and filing fees in connection with listing (or authorizing for quotation) of the Common Stock on a national securities exchange or automated quotation system pursuant to the requirements hereof; and

(vi) all fees and disbursements of independent certified public accountants of the Company.

The Company shall bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal, accounting or other duties), the expenses of any annual audit and the fees and expenses of any Person, including special experts, retained by the Company.

6. Indemnification And Contribution.

(a) The Company agrees to indemnify and hold harmless each Holder (including each Initial Purchaser), such Holder’s directors, officers, and employees and each Person, if any, who controls any such Holder within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Holder”) against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to resales of the Transfer Restricted Securities), to which such Indemnified Holder may become subject, insofar as any such loss, claim, damage, liability or action arises out of, or is based upon:

(i) any untrue statement or alleged untrue statement of a material fact contained in (A) the Shelf Registration Statement as originally filed or in any amendment thereof, in any Prospectus, or in any amendment or supplement thereto or (B) any blue sky application or other document or any amendment or supplement thereto prepared or executed by the Company (or based upon written information furnished by or on behalf of the Company expressly for use in such blue sky application or other document or amendment or supplement) filed in any jurisdiction specifically for the purpose of qualifying any or all of the Transfer Restricted Securities under the securities law of any state or other jurisdiction; or

(ii) the omission or alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each Indemnified Holder promptly upon demand for any legal or other expenses reasonably incurred by such Indemnified Holder in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder (or its related Indemnified Holder) specifically for use therein; and provided, further, that the indemnity agreement contained in this Section 6(a) shall not inure to the benefit of any Holder from whom the Person asserting any such loss, claim, damage or liability purchased the Transfer Restricted Securities, to the extent that a prospectus relating to such Transfer Restricted Securities was required to be delivered by such Holder under the Securities Act in connection with such purchase and any such loss, claim, damage or liability of such Holder results from the fact that there was not sent or given to such Person (so long as the prospectus and any amendment or supplement thereto was provided by the Company to such Holder on a timely basis to permit proper delivery upon confirmation of sale). The foregoing indemnity agreement is in addition to any liability that the Company may otherwise have.

(b) Each Holder, severally and not jointly, agrees to indemnify and hold harmless the Company, the Company’s directors, officers and employees and each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act to the same extent as the foregoing indemnity from the Company to each Holder, but only with reference to written information relating to such Holder furnished to the Company by or on behalf of such Holder specifically for inclusion in the documents referred to in the foregoing indemnity. The indemnity agreement set forth in this Section 6(b) shall be in addition to any liability that any such Holder may otherwise have. In no event shall any Holder, such Holder’s directors, officers, employees or any Person who controls such Holder be liable or responsible for any amount in excess of the amount by which the total amount received by such Holder with respect to its sale of Transfer Restricted Securities pursuant to the Shelf Registration Statement exceeds (i) the amount paid by such Holder for such Transfer Restricted Securities and (ii) the amount of any damages that such Holder, its directors, officers, employees or any Person who controls such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(c) Promptly after receipt by an indemnified party under this Section 6 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 6, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 6 except to the extent it has been materially prejudiced by such failure and, provided, further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 6. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 6 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Holders shall have the right to employ a single counsel to represent jointly the Holders and their directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Holders against the Company under this Section 6 if the Holders seeking indemnification shall have been advised by legal counsel that there may be one or more legal defenses available to such Holders and their respective directors, officers, employees and controlling persons that are different from or additional to those available to the Company, and in that event, the reasonable fees and expenses of such separate counsel shall be paid by the Company.

(d) The indemnifying party under this Section 6 shall not be liable for any settlement of any claim, action or proceeding effected without its written consent, which shall not be withheld unreasonably, but if settled with such consent or if there is a final judgment for the plaintiff in any such claim, action or proceeding, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss, claim, damage, liability or expense by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by Section 6(c) hereof, the indemnifying party agrees that it shall be liable for any settlement of any claim, action or proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party under this Section 6 shall, without the prior written consent of the indemnified party, which shall not be unreasonably withheld, effect any settlement, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding (whether or not the indemnified party is an actual or potential party to such claim, action, suit or proceeding) and indemnity or contribution was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (x) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such claim, action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(e) If the indemnification provided for in this Section 6 shall for any reason be unavailable or insufficient to hold harmless an indemnified party under Section 6(a) or 6(b) in respect of any loss, claim, damage or liability (or action in respect thereof) referred to therein, each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability (or action in respect thereof):

(i) in such proportion as is appropriate to reflect the relative benefits received by the Company from the offering and sale of the Transfer Restricted Securities on the one hand and a Holder with respect to the sale of Transfer Restricted Securities by such Holder on the other hand, or

(ii) if the allocation provided by Section (6)(e)(i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Section 6(e)(i) but also the relative fault of the Company on the one hand and the Holders on the other hand in connection with the statements or omissions or alleged statements or alleged omissions that resulted in such loss, claim, damage or liability (or action in respect thereof), as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and a Holder on the other hand with respect to such offering and such sale shall be deemed to be in the same proportion as the total net proceeds from the initial sale of the Debentures pursuant to the Purchase Agreement (before deducting expenses) received by the Company, on the one hand, bear to the total proceeds received by such Holder with respect to its sale of Transfer Restricted Securities on the other hand. The relative fault of the parties shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or the Holders on the other hand, the intent of the Company and the Holder and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if the amount of contribution pursuant to this Section 6(e) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this Section 6(e).

The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 6 shall be deemed to include, for purposes of this Section 6, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending or preparing to defend any such action or claim.

Notwithstanding the provisions of this Section 6, no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Transfer Restricted Securities purchased by it were resold exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The Holders’ obligations to contribute as provided in this Section 6(e) are several and not joint.

(f) The provisions of this Section 6 shall remain in full force and effect, regardless of any investigation made by or on behalf of any Holder or the Company or any of the directors, officers, employees or controlling Persons referred to in this Section 6, and will survive the sale by a Holder of Transfer Restricted Securities.

7. Rule 144A and Rule 144. The Company agrees with each Holder, for so long as any Transfer Restricted Securities remain outstanding and during any period in which the Company (i) is not subject to Section 13 or 15(d) of the Exchange Act, to make available, upon the written request of any Holder, to such Holder or beneficial owner of Transfer Restricted Securities in connection with any sale thereof and any prospective purchaser of such Transfer Restricted Securities designated by such Holder or beneficial owner, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Transfer Restricted Securities pursuant to Rule 144A, and (ii) is subject to Section 13 or 15 (d) of the Exchange Act, to make all filings required thereby in a timely manner in order to permit resales of such Transfer Restricted Securities pursuant to Rule 144.

8. No Participation In Underwritten Registrations. No Holder may participate in any Underwritten Registration hereunder.

9. Miscellaneous.

(a) Remedies. The Company acknowledges and agrees that in the event of a failure by the Company to comply with its obligations under Section 2 hereof, the Initial Purchasers or any Holder may seek such relief as may be required to specifically enforce the Company’s obligations under Section 2 hereof.

(b) Actions Affecting Transfer Restricted Securities. The Company shall not, directly or indirectly, take any action with respect to the Transfer Restricted Securities as a class that would adversely affect the ability of the Holders to include such Transfer Restricted Securities in a registration undertaken pursuant to this Agreement.

(c) No Inconsistent Agreements. The Company has not, as of the date hereof, entered into, nor shall it, on or after the date hereof, enter into, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. In addition, the Company shall not grant to any of its securityholders (other than the Holders in such capacity) the right to include any of its securities in the Shelf Registration Statement provided for in this Agreement other than the Transfer Restricted Securities.

(d) Amendments and Waivers. This Agreement may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, unless the Company has obtained the written consent of a Majority of Holders; provided, however, that with respect to any matter that directly or indirectly adversely affects the rights of any Initial Purchaser hereunder, the Company shall obtain the written consent of each such Initial Purchaser against which such amendment, qualification, supplement, waiver or consent is to be effective. Notwithstanding the foregoing (except the foregoing proviso), a waiver or consent to depart from the provisions hereof, with respect to a matter, which relates exclusively to the rights of Holders whose securities are being sold pursuant to a Shelf Registration Statement and does not directly or indirectly adversely affect the rights of other Holders, may be given by the Majority of Holders, determined on the basis of Debentures being sold rather than registered under such Shelf Registration Statement. Notwithstanding the foregoing two sentences, this Agreement may be amended by written agreement signed by the Company and Banc of America Securities LLC, as representative of the Initial Purchasers, without the consent of the Holders, to cure any ambiguity or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision contained herein or to make such other provisions in regard to matters or questions arising under this Agreement that shall not adversely affect the interests of the Holders.

(e) Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, first class mail (registered or certified, return receipt requested), telex, facsimile transmission, or air courier guaranteeing overnight delivery:

(i) if to a Holder, at the address set forth on the records of the registrar under the Indenture or the transfer agent of the Common Stock, as the case may be; and

(ii) if to the Company, initially at its address set forth in the Purchase Agreement,

With a copy to:

Sidley Austin Brown & Wood LLP

Bank One Plaza

10 South Dearborn Street

Chicago, Illinois 60603

Facsimile: (312) 853-7036

Attention: Gary Gerstman, Esq.

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if transmitted by facsimile; and on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

Any party hereto may change the address for receipt of communications by giving written notice to the others.

(f) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including without limitation and without the need for an express assignment, subsequent Holders. The Company hereby agrees to extend the benefit of this Agreement to any Holder and any such Holder may specifically enforce the provisions of this Agreement as if an original party hereto, provided that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Transfer Restricted Securities in violation of the terms of the Indenture. If any transferee of any Holder shall acquire Transfer Restricted Securities, in any manner, whether by operation of law or otherwise, such Transfer Restricted Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Transfer Restricted Securities, such transferee shall be (i) conclusively deemed to have agreed to be bound by all of the terms and conditions of this Agreement and (ii) entitled to receive the benefits hereof.

(g) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(h) Debentures Held by the Company or Its Affiliates. Whenever the consent or approval of Holders of a specified percentage of Transfer Restricted Securities is required hereunder, Transfer Restricted Securities held by the Company or its Affiliates (other than subsequent Holders if such subsequent Holders are deemed to be Affiliates solely by reason of their holding of such Debentures) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

(i) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(k) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

(l) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Transfer Restricted Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Lee Shapiro
Name:	Lee Shapiro
Title:	President

BANC OF AMERICA SECURITIES LLC
Acting as representative of the several Initial Purchasers named in Schedule A to the Purchase Agreement

BANC OF AMERICA SECURITIES LLC

By:	/s/ Derek Dillon
Name:	Derek Dillon
Title:	Managing Director